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                         RADIANT AVIATION SERVICES, INC.

                                       and

                           RADIANT ENERGY CORPORATION

                                as Corporations,

                                       and

                                 TIMOTHY P. SEEL

                                     as Seel

                              EMPLOYMENT AGREEMENT

                                November 01, 1999

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EMPLOYMENT AGREEMENT

Employment agreement dated November 01, 1999 (the "Effective Date"), between Radiant Energy Corporation, Radiant Aviation Services, Inc. (The "Corporations" or the "Companies") and Timothy P. Seel ("Seel").

WHEREAS the Corporations and Seel are desirous of entering into an employment relationship for their mutual benefit:

AND WHEREAS the employment relationship between the parties will commence on the Effective Date of this Agreement;

AND WHEREAS the Corporations and Seel have agreed that the terms and conditions of the employment relationship shall be as set out herein;

NOW THEREFORE in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms As used in this Agreement, the following terms have the following meanings:

      "Applicable Time Period" means: (i) the period commencing with the date of the termination of Seel's employment with the Corporations and ending immediately prior to the first anniversary of the date of such termination; plus (ii) the period commencing on the first anniversary of Seel's termination of employment with the Corporations and ending immediately prior to the second anniversary of the date of such termination;

      "Arm's Length" has the meaning given to that term in the Income Tax Act (Canada) as now in effect;

      "Business" means the Business presently and heretofore carried on by the Corporations consisting of supply, financing and/or operations of radiant energy deicing systems (1)

      "Change of Control" means either (I) the occurrence of any transaction that results in any person acting at Arm's Length from the Corporations, obtaining shares or debt carrying that results in the execution of significant influence on more than 50% of the votes attaching to all of the then outstanding Corporations' shares; or (ii) the sale of all or substantially all of the assets used in the Business to any person acting at Arm's Length from the Corporations;

      "Customer" means any Person, which in the year preceding the date of the termination of the employment of Seel with the Corporations, has been a customer of the Corporations or a solicited potential customer of the Corporations;

      "Person" includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;

      "Subsidiary" has the meaning given to that term in the Business Corporations Act (Ontario) as now in effect; and

      "Territory" means the present geographical area of: (i) the Province of Ontario; plus (ii) the remainder of Canada; plus (iii) the United States of America;

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(1)   or any related application of the Corporations technology


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ARTICLE 2

SCOPE OF EMPLOYMENT

2.1 Employment The Corporations hereby agrees to employ Seel and Seel hereby accepts such employment on a full time basis in the position of Vice President of Engineering.

2.2 Duties and Responsibilities The duties and responsibilities of Seel shall consist of those necessary or incidental to perform the functions of such aforesaid executive office of the Corporations. Seel shall be responsible for the overall direction and management of Engineering resources of the Corporations. Seel shall perform such other duties and exercise such powers as may from time to time be determined by the Board of Directors of the Corporations consistent with his position as Vice President of the Corporations.

2.3 Full and Faithful Service Seel will devote to the business and affairs of the Corporations, all of the time and attention reasonably necessary to carry out the duties of his position, and will ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Corporations. During his employment with the Corporations, Seel shall not engage in any other employment or gainful occupation, undertake any other business, or become a director, officer or agent of any other Companies, firm or individual without the written consent of the President of the Corporations, or other such officer of the Corporations as the Board of Directors of the Corporations shall direct from time to time, such consent not to be unreasonably withheld.

2.4 Liability Insurance Subject to the by-laws of the Corporations and applicable law, the Corporations shall purchase and maintain directors and officers liability insurance for the benefit of Seel in an amount equal to that provided to other directors and officers of the Corporations from time to time.

2.5 Acknowledgment Seel acknowledges that the effective performance of his duties requires the highest level of integrity and the Corporation's complete confidence in Seel's relationship with other employees of the Corporations and with all persons dealt with in the course of his employment. Seel shall diligently, faithfully and honestly serve the Corporations during the continuance of his employment hereunder and shall use his best efforts to promote the interests of the Corporations.

ARTICLE 3

CURRENCY

3.1 All amounts are in US dollars unless otherwise noted.

ARTICLE 4

REMUNERATION

4.1 Salary As remuneration for his services hereunder, Seel shall be paid a base salary, subject to adjustments as hereinafter provided, (the "Base Salary") at the rate of One Hundred Thousand Dollars ($100,000) per annum, which Base Salary shall be paid in arrears and in twenty-six (26) equal installments, subject to all necessary statutory deductions. The Base Salary shall be reviewed from time to time and increased annually, to account for variances to cost of living and monetary inflation indices, as recommended by the Compensation Committee of the Board of Directors, with no obligation to effect an increase thereof.

4.2 Performance Bonus. Seel will receive performance bonuses from time to time in the form of cash as determined by the Compensation Committee of the Board of Directors.


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4.3 Automobile During the term of his employment with the Corporations, the
Corporations shall either provide Seel with an automobile or provide Seel with an automobile allowance sufficient for capital costs and insurance. The automobile type will be as approved by the President of the Corporations, and will be equivalent to current Corporation vehicles. All other automobile expenses will be provided on the same basis as other Senior Management of the Companies.

4.4 Stock Options Seel will receive stock options from time to time, based on the recommendations of the Compensation Committee and as approved by the Board of Directors. The terms and conditions of the Options are subject to the terms and conditions of the Employee Stock Option Plan, as may be amended from time to time by the Companies.

4.5 Transaction Bonus A cash bonus (the "Transaction Bonus") shall be paid to Seel within sixty (60) days following a Change of Control of either of the Corporations during the term of Seel's employment, such Transaction Bonus to be calculated under 5.2 (a), if the Change of Control occurs and Seel is terminated by the Companies within two years of the Change of Control. Notwithstanding the foregoing, Seel shall not be entitled to the Transaction Bonus if the Change of Control occurs after his employment is terminated for cause.

4.6 Benefits Unless otherwise covered by another insured benefit program, Seel will be entitled, during the course of his employment with the Corporations, to participate in the employee benefit plans and programs of the Corporations which are made available to employees of the Corporations generally from time to time in accordance with the terms of such benefit plans and programs. The Corporations hereby waives any qualification periods, which may exist with respect to such benefit plans and programs.

4.7 Vacation Seel shall be entitled to 15 days vacation leave during each year that this Agreement is in effect, at the Base Salary provided for in Section
4.1. Such vacation shall be taken at such time or times as the Corporations may determine having regard to the business and undertaking of the Corporations. In the event Seel's employment is terminated, Seel shall be entitled to pro-rated vacation pay for the portion of the year that he has been actively employed. Additionally, Seel shall be paid for all vacation not taken.

4.8 Expenses During the term of his employment with the Corporations, Seel shall be reimbursed for all reasonable travel and business expenses (other than automobile which are to be reimbursed in accordance with Section 4.3), including charges associated with the use of personal or mobile telephones, personal computer costs, business association fees, and fees incurred by him in the performance of his duties hereunder, subject to such limitations as may be established by the Board of Directors of the Corporations and revised by them from time to time. As a condition to the reimbursement of such expenses, Seel shall furnish to the Corporations, receipts for expenses incurred, to be approved by the President, or other such officer of the Corporations as determined by the Board of Directors.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1 Terms and Conditions Subject to Section 9.10, this Agreement and the employment contemplated hereunder may be terminated in the following manner and in the following circumstances:

(i) by the Corporations, at any time, for cause, in which case Seel's employment shall terminate immediately upon receipt of a written notice from the Corporations to Seel setting out the cause for termination, and the Corporations shall pay to Seel his Base Salary up to the date of termination. "Cause" shall include, but not be limited to, (a) gross negligence or a willful act of misfeasance or malfeasance in respect of the duties and responsibilities assigned to Seel; (b) willful violation of Companies policy or code of conduct adopted by the Board of Directors; or (c) final judgment convicting Seel of an indictable offense under criminal statute; or


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(ii) by the Corporations, upon the death of Seel, in which case his employment pursuant to this Agreement shall terminate on the date of death.

(iii) by the Corporations, if Seel is unable to discharge his duties hereunder by reason of illness, disease, mental or physical disability or otherwise, for an aggregate of six (6) months in any one (1) calendar year, whether or not consecutive, in which case his employment pursuant to this Agreement shall terminate at the end of such six (6) month period; or

(iv) by the Corporations for any reason other than in 5.1 (i) (ii) or (iii) and at any time upon payment to Seel of the termination payments provided for in
Section 5.2.

5.2 Termination Payments If Seel's employment with the Corporations is terminated pursuant to Subsection 5.1 (iv), the Corporations shall:

(i) continue Seel's Base Salary and all benefit arrangements in effect at the date of termination for a period of three (3) years, following Seel's termination and

(ii) pay to Seel within thirty (30) days of termination, a lump sum amount equal to the average annual Performance Bonus paid to Seel during the course of his employment, prorated for a period of three (3) years and

(iv) provide Seel clear, and unencumbered, title and possession of his then current company automobile, as provided under Section 4.3.

5.3 Release of Claims Upon the expiry of this Agreement, upon notice being given pursuant to Section 5.1(i); upon the death of Seel as referred to in Section 5.1(ii); upon the expiration of the period referred to in Section 5.1(iii); or upon the payment of the amounts referred to in Section 5.1(iv); as the case may be, the employment of Seel shall be wholly terminated and this Agreement shall cease to have any further effect save and except in respect of Articles 6, 7 and 8 which shall continue in full force and effect for a concurrent period as determined in Section 5.2 (I), plus an additional 1 year. Upon any such termination, Seel shall have no claim against the Corporations for damages, termination pay, severance pay, pay in lieu of notice of termination, statutory or otherwise, except in respect of payment of remuneration earned, due and owing to the effective date of termination plus any amount payable under Section 5.2.

5.5 Reasonableness The parties hereto acknowledge and agree that there are no implied rights whatsoever with respect to the termination of this Agreement and employment contemplated hereunder. The parties further acknowledge and agree that if any of the payments referred to in Section 5.2 are made, it constitutes a reasonable estimate of the damages that might be suffered by Seel for early termination of this Agreement, said amount being liquidated damages and not a penalty.

5.6 Resignation on Termination Seel agrees that upon any termination of his employment with the Corporations, he shall immediately tender his resignation from any position he may hold as an officer or director of the Corporations or its subsidiaries.


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ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information Seel acknowledges that during the course of employment with the Corporations, he will be exposed to secret and confidential business information belonging to the Corporations, which gives them a commercial advantage over others. Except as may be required by law, Seel agrees to not use, directly or indirectly, for his own account or for the account of any person, firm, corporation or other entity or disclose to any person, firm, corporation or other entity, the Corporations' proprietary information disclosed or entrusted to him or developed or generated by him in the performance of his duties hereunder, including, but not limited to, information relating to the Corporation's organizational structure, operations, business plans, technical projects, pricing data, business costs, research data results, inventions, trade secrets, customers lists or other work produced, developed by or for the Corporations, whether on the premises of the Corporations or elsewhere.

6.2 Exceptions The provisions of Section 6.1 shall not apply to any proprietary, confidential or secret information which is, at the commencement of the term of this Agreement or at some later date, publicly known under circumstances involving no breach of this Agreement.

6.3 Property and Documents Seel acknowledges, understands and agrees that all memoranda, notes, records, charts, formulae, client lists, price lists, marketing plans, financial information and other documents made, received, held or used by Seel during the course of his employment or as a consultant to the Corporations, shall be the property of the Corporations and shall be delivered by Seel to the Corporations upon request at any time during the course of employment and upon the termination of his employment as hereinbefore provided. With respect to all confidential information and other documents of the Corporations held by Seel, Seel acknowledges that he is in a position of trust and subject to a fiduciary duty to use the information only in the interests of the Corporations and its business.

ARTICLE 7

NON-COMPETITION AND NON-SOLICITATION

7.1 Non-Competition Seel covenants and agrees that, except on behalf of and for the benefit of the Corporations or its Subsidiaries, he shall not (without the prior written consent of the Corporations, such consent not to be unreasonably withheld), while in the employ of the Corporations and (a) where Seel is terminated by the Corporations for cause, during the Applicable Time Period or
(b) where Seel is terminated by the Corporations other than for cause, during the relevant monthly period for which Seel received termination payments pursuant to Subsection 5.2(i) or (ii), either individually or in partnership or in conjunction with any Person as employee, employer, principal, agent, joint venture, partner, shareholder or other equity holder, independent contractor, licenser, licensee, franchiser, franchisee, distributor, consultant, supplier, trustee or by or through any corporations, companies, cooperative, partnership, trust entity with juridical personality, unincorporated association or in any other manner whatsoever:

(i) carry on or be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business, in all or part of the Territory, which is substantially the same as, or in competition with the Business;

(ii) interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer, employee or supplier of the Corporations or their Subsidiaries to discontinue or alter such Person's relationship with the Corporations or their Subsidiaries;

(iii) directly or indirectly, canvas, solicit or attempt to solicit, accept or supply goods or services to any Customer, except on behalf of and for the benefit of the Corporations or its


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Subsidiaries except with respect to a business not the same as or similar to the
Corporations Business; or

(iv) employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Corporations any individual employed by the Corporations at the date of termination of Seel's employment.

7.2 Exception Provided that nothing construed herein shall prohibit Seel from holding for investment purposes only up to 5% of the issued publicly traded or privately held shares of any companies engaged in a business the same as or similar to the Business presently carried on by the Corporations.

7.3 Severability If any covenant or provision in this Article 7 is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof, which provisions shall remain in full force and effect.

ARTICLE 8

REASONABLENESS

8.1 Reasonableness Seel agrees that all restrictions contained in Articles 6 and 7 are reasonable and valid and all defenses to the strict enforcement thereof by the Corporations are hereby waived. Seel agrees and acknowledges that the breach of the provisions of Articles 6 and 7 by him would cause irreparable harm to the Corporations which would not be adequately compensationable in damages and Seel hereby consents to an injunction being issued restraining any breach or further breach of the provisions hereof without prejudice to any other remedy the Corporations may have.

ARTICLE 9

GENERAL

9.1 Entire Agreement This Agreement, and the terms hereof, shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and the parties hereto acknowledge and agree that its execution has not been induced by, nor do either of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an agreement in writing signed by both of the parties hereto. This Agreement supersedes any prior agreements, which are hereby canceled, and supersedes all previous understandings, negotiations, and representations with respect hereto, whether oral or written.

9.2 Notice Any notice to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand or mailed by first-class mail, postage prepaid and addressed to the recipient as follows:

      (a)   To the Corporations:

            40 Centre Drive,
            Orchard Park, NY
            14127

      (b)   To Seel:

            155 Golden Pheasant Drive
            Getzville, NY 14068

Any such notice, if mailed, shall be deemed to have been received on the fifth business day next following the date of mailing and, if delivered, on the date of delivery. Either party may, by notice given in accordance with the foregoing, change his or its address for the purposes of this


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Agreement. In the event of a postal strike in progress, notice shall be given only by delivery by hand in accordance with this Section 9. In the event of a postal strike occurring within 5 business days after the giving of notice by mail as hereinbefore set out, such notice shall be deemed ineffective and thereafter, during the continuance of the postal strike, notice shall be effective only if delivered by hand.

9.3 Further Assurances The parties hereto and each of them hereby consents and agrees to do such things, attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

9.4 Waivers No waiver of any breach of default of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach of default, either of a similar or different nature, unless expressly so stated in writing.

9.5 Severability If any provision of this Agreement is determined to be illegal or unenforceable, in whole or in part, such illegal or unenforceable provision or part thereof shall be severable from this Agreement and shall not affect the remaining provisions hereof.

9.6 Headings The insertion of headings and the division of this Agreement into Sections and Subsections is for convenience of reference only and shall not affect the interpretation hereof.

9.7 Assignment This Agreement may not be assigned by Seel without the prior written consent of the Corporations, which consent may be withheld for any reason.

9.8 Benefit This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

9.9 Governing Law This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein. Any litigation or arbitration to resolve any dispute concerning this agreement shall take place within Erie County, New York.

9.10 Survival The provisions of Articles 6, 7 and 8 shall survive the termination of this Agreement.

9.11 Independent Legal Advice Seel hereby represents and warrants to the Corporations that he had the opportunity to seek and was not prevented nor discouraged by the Corporations from seeking independent legal advice prior to the execution of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.


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IN WITNESS WHEREOF the parties have caused this Agreement to be executed with effect as of the date first above written.

                                       RADIANT ENERGY CORPORATION

                                       Per:

                                       Per:


                                       RADIANT AVIATION SERVICES, INC.

                                       Per:

                                       Per:

SIGNED, SEALED AND DELIVERED  )

IN THE PRESENCE OF:           )

                              )

                              )

                              )

                              )
___________________________________     ________________________________________
WITNESS                                 Timothy P. Seel


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